EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 20th day of January, 2014 to the Employment Agreement, dated October 1, 2013 (the “Employment Agreement”), by and between Heat Biologics, Inc. (the “Company”) and Melissa Price, Ph.D. (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Employee was retained under the Employment Agreement by the Corporation to serve as its Vice President of Clinical and Regulatory Affairs; and

WHEREAS, the Corporation desires to amend the terms of the subsequent potential option grant to Employee to keep it in line with the newly determined milestones for receiving such grant  and as a result to amend the Employment Agreement.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

The first sentence of the second paragraph of Section 3(c) of the Employment Agreement is hereby deleted and replaced with the following: “ In addition to the Initial Option, if at any time prior to December 31, 2014, certain milestones agreed upon by the Corporation and Employee have been attained, Employee shall receive from the Corporation, on the date of achievement of the milestones, an incentive option to purchase an additional Ten Thousand (10,000) shares of the Corporation’s publicly traded common stock at an exercise price equal to the closing market price per share of the Corporation’s common stock on the date of achievement of the milestones.”

2.

The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3.

All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5.

This Amendment is made and shall be construed and performed under the laws of the State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	President and Chief Executive Officer

/s/ Melissa Price
MELISSA PRICE, PH.D.

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